CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A of Colchester Street Trust: Treasury Only Portfolio, Treasury Portfolio, Government Portfolio, Domestic Portfolio, Money Market Portfolio, and Tax-Exempt Portfolio of our reports dated May 13, 1999 on the financial statements and financial highlights included in the March 31, 1999 Annual Reports to Shareholders of Treasury Only Portfolio, Treasury Portfolio, Government Portfolio, Domestic Portfolio, Money Market Portfolio, and Tax-Exempt Portfolio.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

 /s/PricewaterhouseCoopers LLP
 PricewaterhouseCoopers LLP

Boston, Massachusetts
May 19, 1999